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                                                                    Exhibit 99.1


                          [Roadway Express, Inc. Logo]

1077 Gorge Boulevard - P.O. Box 471 - Akron, OH 44309-0471 - (330) 384 1717 -
Fax: (330) 258 6082


CONTACT:
John M. Hyre
Corporate Relations
330-258-6080


                              FOR IMMEDIATE RELEASE

                ROADWAY EXPRESS BOARD AUTHORIZES STOCK REPURCHASE
                -------------------------------------------------

AKRON, Ohio -- June 22, 1998 -- Roadway Express, Inc. (NASDAQ: ROAD) today announced that its Board of Directors has authorized the purchase from time to time of up to $20,000,000 of the Company's common stock. Such purchases may be made in the open market, through block trades or otherwise. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

"At current price levels, Roadway stock represents a very attractive investment," stated Michael W. Wickham, Chairman of the Board of Directors and CEO of Roadway Express. "Our strong financial position permits us to take advantage of this excellent investment opportunity without impairment to our corporate liquidity, further enhancing the benefit to our shareholders. In addition, this action reflects the confidence the Board of Directors and management have in the future of our Company."

Some of the comments made are forward-looking statements. The Company's actual performance may differ from that forecast as a result of variable factors such as the state of the national economy, capacity and rate levels in the motor-freight industry, and the success of the Company's operating plans.

Included on the Dow Jones Transportation Average, Roadway Express is a leading less-than-truckload (LTL) motor carrier, providing service in the two-day and longer national and international markets. The Company provides seamless service throughout the entire North American trading market and offers export services to over 60 countries. Roadway is dedicated to being the most reliable, responsive, efficient -- and safe -- carrier in the transportation industry. For more information, please contact the company at www.roadway.com.